                                                                    Exhibit 12.1

                SYBRON DENTAL SPECIALTIES, INC. AND AFFILIATES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)


                                                                     Twelve
                                                                     Months
                                                Six Months           Ended
                                              Ended March 31        March 31                       Years ended September 30
                                            -------------------     --------    ----------------------------------------------------
                                              2002       2001         2002        2001       2000       1999       1998       1997
                                            --------   --------     --------    --------   --------   --------   --------   --------

Income before income taxes and
  extraordinary item                        $ 35,840   $ 31,668     $ 70,341    $ 66,169   $ 69,936   $ 78,144   $ 46,182   $ 62,452

Fixed charges                                 14,857     17,815       33,030      35,989     27,652     18,366     21,221     20,550
                                            --------   --------     --------    --------   --------   --------   --------   --------

Earnings (A)                                  50,697     49,483      103,371     102,158     97,588     96,510     67,403     83,002

Imputed interest relating to rental
 expense                                         811        809        1,818       1,817      1,471      1,138        925      1,057
Interest expense                              13,603     16,703       30,358      33,458     25,899     17,074     20,195     19,392
Amortization of deferred financing fees          443        303          854         714        282        154        101        101
                                            --------   --------     --------    --------   --------   --------   --------   --------

Fixed charges                               $ 14,857   $ 17,815     $ 33,030    $ 35,989   $ 27,652   $ 18,366   $ 21,221   $ 20,550


Ratio of earnings to fixed charges (A)          3.41       2.78         3.13        2.84       3.53       5.25       3.18       4.04



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(A)   For the purpose of calculating the ratio of earnings to fixed charges in
      2001, 2000, 1999, 1998, 1997, the twelve months ended March 31, 2002, and the six months ended March 31, 2002, and March 31, 2001, "earnings" consist of income before income taxes and extraordinary item, and fixed charges. "Fixed charges" consists of interest expense amortization of deferred financing fees and an estimate of interest within rental expense (deemed to be 30%).

      As we did not pay any preferred stock dividends during the periods indicated above, the ratio of combined fixed charges and preference dividends to earnings is the same as the ratio of earnings to fixed charges.